EXHIBIT 21.1

List of Subsidiaries of Novelis Inc.

Name of Entity	Jurisdiction of Organization
Novelis Corporation	Texas, United States
Novelis de Mexico, S.A. de C.V.	Mexico
Novelis Brand LLC	Delaware, United States
Novelis PAE Corporation	Delaware, United States
Logan Aluminum Inc.	Delaware, United States
Novelis South America Holdings LLC	Delaware, United States
Aluminum Upstream Holdings LLC	Delaware, United States
MiniMRF LLC	Delaware, United States
Novelis Acquisitions LLC	Delaware, United States
Novelis North America Holdings Inc.	Delaware, United States
Novelis Delaware LLC	Delaware, United States
Eurofoil Inc. (USA)	New York, United States
Novelis AG	Switzerland
Novelis Switzerland S.A.	Switzerland
Novelis Italia SpA	Italy
Novelis Europe Holdings Limited	United Kingdom
Novelis UK Ltd.	United Kingdom
Novelis Services Limited	United Kingdom
Novelis Aluminium Holding Company	Ireland
Novelis Deutschland GmbH	Germany
Aluminium Norf GmbH	Germany
Novelis Aluminium Beteiligungs GmbH	Germany
Deutsche Aluminium Verpackung Recycling GmbH	Germany
Novelis Sheet Ingot GmbH	Germany
France Aluminium Recyclage S.A.	France
Novelis Laminés France S.A.S.	France
Novelis PAE S.A.S.	France
4260848 Canada Inc.	Canada
4260856 Canada Inc.	Canada
8018227 Canada Inc.	Canada
8018243 Canada Limited	Canada
Novelis Cast House Technology Ltd.	Ontario, Canada
Novelis No. 1 Limited Partnership	Quebec, Canada
Novelis Korea Limited	South Korea
Aluminium Company of Malaysia Berhad	Malaysia
Al Dotcom Sdn Berhad	Malaysia
Alcom Nikkei Specialty Coatings Sdn Berhad	Malaysia
Novelis (China) Aluminum Products Co. Ltd.	China
Novelis (Shanghai) Aluminum Trading Company	China
Novelis Vietnam Company Limited	Vietnam
Novelis MEA Ltd	Dubai, UAE

Novelis do Brasil Ltda.	Brazil
Consórcio Candonga (unicoporated joint venture)	Brazil
Albrasilis — Alumínio do Brasil Indústria e Comércio Ltda.	Brazil
Novelis (India) Infotech Ltd.	India
Novelis Madeira, Unipessoal, Lda	Portugal